Exhibit 22.1

List of Issuers and Guarantor Subsidiaries
As of the date of the filing of the Form 10-Q of which this exhibit is a part, Canadian Pacific Railway Limited, a corporation incorporated under the laws of Canada (the “Registrant”) has guaranteed each of the following securities issued by Canadian Pacific Railway Company, a corporation incorporated under the laws of Canada and a direct, wholly owned subsidiary of the Registrant (the “Issuer”) subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended:

-    The Issuer’s 4.500% notes due January 2022;
-    The Issuer’s 4.450% notes due March 2023;
-    The Issuer’s 2.900% notes due February 2025;
-    The Issuer’s 3.700% notes due February 2026;
-    The Issuer’s 4.000% notes due June 2028;
-    The Issuer’s 2.050% notes due March 2030;
-    The Issuer’s 7.125% notes due October 2031;
-    The Issuer’s 5.750% notes due March 2033;
-    The Issuer’s 4.800% notes due September 2035;
-    The Issuer’s 5.950% notes due May 2037;
-    The Issuer’s 5.750% notes due January 2042;
-    The Issuer’s 4.800% notes due August 2045;
-    The Issuer’s 6.125% notes due September 2115;
-    The Issuer’s Perpetual 4% Consolidated Debenture Stock denominated in U.S. dollars; and
-    The Issuer’s Perpetual 4% Consolidated Debenture Stock denominated in British Pounds Sterling.

The above list does not include the following guaranteed securities issued under Canadian securities laws, as the following guaranteed securities are not subject to Section 13(a) or 15(d) of the Exchange Act:

- The Issuer’s 5.100% notes due January 2022;
- The Issuer’s 3.150% notes due March 2029;
- The Issuer’s 6.450% notes due November 2039; and
- The Issuer’s 3.050% notes due March 2050.